Southern Community Posts Fifth Straight Quarterly Profit as Capital Levels and Asset Quality Show Ongoing Improvement in Second Quarter 2012

Winston-Salem, NC – (PR Newswire) 07/31/2012 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), announced today that it earned $446 thousand in the second quarter of 2012, or $0.03 per common share, as capital levels and asset quality continued to show marked improvement.

The reporting period marked the fifth consecutive quarter in which the Company has posted a profit. Excluding expenses related to the pending merger with Capital Bank Financial, the Company earned $1.1 million in the second quarter of 2012, or $0.07 per diluted share.

“It’s evident we have stabilized many of the negative trends brought on by the financial crisis,” said Jim Hastings, Chief Financial Officer and, subject to regulatory approval, interim President and Chief Executive Officer. “The Bank is at a point now where it is consistently earning a profit and effectively managing its risks.”

The Company’s second quarter results compare to a net income available to common shareholders of $170 thousand for the first quarter of 2012 and a net income available to common shareholders of $511 thousand a year ago. Net income per diluted common share of $0.03 in the second quarter remained flat compared with the $0.03 for the second quarter 2011.

Most credit measures continued to trend favorably as nonperforming assets decreased 8% to $75.0 million, or 5.18% of total assets, at June 30, 2012 from $81.9 million, or 5.46% of total assets, at March 31, 2012. Nonperforming loans declined by 5% in the second quarter.

“It’s taken time and a lot of hard work to turn our organization around,” Hastings said. “I’m extremely proud of our employees and eternally grateful to the shareholders and customers who have supported us from the very beginning.”

Financial Highlights:

•	Net income available to common shareholders of $446 thousand, or $0.03 per diluted share;
•	Excluding merger expenses of $673 thousand, net income available to common shareholders of $1.1 million, or $0.07 per diluted share;
•	Year-to-date earnings of $616 thousand, or $0.04 per diluted share;
•	Provision for loan losses of $2.3 million decreased $600 thousand compared to first quarter of 2012;
•	Nonperforming loans decreased 5% to $55.1 million, or 6.01% of loans, at June 30, 2012 from $57.9 million, or 6.19% of loans, at March 31, 2012;
•	Nonperforming assets decreased 8% to $75.0 million, or 5.18% of total assets, from $81.9 million, or 5.46% of total assets, at March 31, 2012; and
•	Allowance for loan losses decreased $1.2 million to $23.0 million, or 2.50% of total loans.

Asset Quality

Nonperforming loans decreased $2.8 million to $55.1 million, or 6.01% of total loans, at June 30, 2012 from $57.9 million, or 6.19% of total loans, at March 31, 2012 as a result of $4.5 million in gross charge-offs, $3.0 million in foreclosures and $5.5 million in loan payoffs and pay downs outpacing $10.2 million of new additions to nonperforming loans in the second quarter of 2012. On a year-over-year basis, nonperforming loans were down $11.7 million, or 18%. Loans delinquent 30-89 days sequentially increased by $1.7 million to $6.2 million at June 30, 2012; however, this sequential increase was driven by one loan for $2.9 million for which the borrower is expected to pay it current in the near term. Absent this loan, the Company’s 30-89 day delinquency would be $3.3 million, or 0.36% of total loans, a $2.2 million improvement from the March 31, 2012 metric. Foreclosed assets decreased $4.2 million, or 17%, on a linked quarter basis. $6.4 million in sales of foreclosed properties and $831 thousand in valuation writedowns more than offset $3.0 million in new foreclosed asset additions during the second quarter of 2012. Nonperforming assets showed significant improvement of $7.0 million, or 8% on a linked quarter basis, decreasing to $75.0 million or 5.18% of total assets from $81.9 million, or 5.46% of total assets, at March 31, 2012.

The provision for loan losses of $2.3 million in the second quarter of 2012 decreased $600 thousand from $2.9 million in the first quarter of 2012. The allowance for loan losses (ALLL) decreased $1.2 million to $23.0 million, or 2.50% of total loans, from $24.2 million, or 2.58% of total loans, at March 31, 2012. Net charge-offs increased sequentially to $3.5 million, or 1.52% of average loans on an annualized basis, from $2.9 million, or 1.22% of average loans on an annualized basis, for the first quarter of 2012.

Net Interest Income

Net interest income of $10.7 million in the second quarter of 2012 decreased $248 thousand, or 2%, compared to $10.9 million in the first quarter of 2012 as the average balance of interest earning assets declined $24.0 million, or 2%, on a linked quarter basis. This decline in earning assets was driven by a $15.5 million sequential decrease in average loan balances, resulting from continued customer deleveraging, soft new loan demand and problem loan remediation. The second quarter 2012 net interest margin of 3.15% decreased by two basis points on a linked quarter basis as earning asset yields decreased by four basis points due to the shift in earning asset mix caused by the decrease in loan balances.

On a year-over-year basis, net interest income decreased $1.9 million, or 15%, and the net interest margin of 3.15% decreased by 28 basis points from 3.43% in the second quarter of 2011. This decrease in net interest income was due to a $108.6 million decrease in the average balance of earning assets and a 31 basis point decrease in the net interest spread. The decrease in earning assets was driven by a $127.7 million decrease in the average balance of loans. This decrease was partially offset by a $19.1 million net increase in the average balance of investments and other earning assets. The year-over-year decrease in the net interest spread was attributable both to the impact of the earning asset mix shift and the decrease in year-over-year average loan yield of 14 basis points partially mitigated by the eight basis points in cost savings from the downward repricing of deposits.

Non-interest Income

Non-interest income increased by $466 thousand, or 14%, to $3.9 million during the second quarter of 2012 compared with the first quarter of 2012. The sequential increase in non-interest income was attributable primarily to the $601 thousand increase in gains on sales of investment securities, $126 thousand increase in wealth management income, $93 thousand increase in fair value of derivatives and $19 thousand increase in mortgage banking income. These linked quarter increases were partially offset by a $370 thousand decrease in SBIC income.

Compared to the second quarter of 2011, non-interest income increased by $364 thousand, or 10%. The comparative quarter increase was primarily related to a $340 thousand increase in gains on investment security sales, a $177 thousand improvement in SBIC income, $36 thousand in wealth management income and $33 thousand increase in mortgage banking income. These comparative quarter increases were partially offset by a $218 thousand decrease in service charge income.

Non-interest Expenses

Non-interest expenses of $11.2 million during the second quarter of 2012 increased $542 million, or 5%, on a linked quarter basis. Excluding merger expenses of $673 thousand, non-interest expenses decreased sequentially by $131 thousand or 1%. In addition to these merger expenses, the sequential increase was primarily attributable to a $225 thousand increase in foreclosed asset related expenses which consisted of a $371 thousand, or 81%, increase in writedowns on carrying values of foreclosed properties partially offset by a $146 thousand, or 43%, decrease in other holding expenses on foreclosed properties. These second quarter 2012 writedowns of $831 thousand resulted from declining real estate valuations.

Compared to the second quarter of 2011, non-interest expenses decreased $78 thousand or 1%. Excluding the above mentioned $673 thousand in merger expenses, non-interest expenses decreased $751 thousand, or 7%. This year-over-year decrease was due to a $198 thousand decrease in occupancy expenses, a $161 thousand decrease in FDIC insurance expense and a $185 thousand decrease in other expenses (which is net of the $673 thousand increase in merger expenses). These decreases were partially offset by a $387 thousand increase in foreclosure related expenses and a $79 thousand increase in personnel expenses.

Balance Sheet

As of June 30, 2012, total assets amounted to $1.45 billion, representing a decrease of $54.4 million, or 4%, compared to March 31, 2012. Total assets decreased $115.0 million, or 7.36%, on a year-over-year basis. The loan portfolio, excluding loans held for sale, decreased by $17.8 million, or 2%, sequentially, and decreased by $124.8 million, or 12%, since June 30, 2011 due to loan remediation activities and weak loan demand resulting from the prolonged economic downturn. Total deposits of $1.13 billion at June 30, 2012 decreased $55.1 million, or 5%, sequentially due to net deposit outflows of $44.5 million, or 8%, in time deposits and net outflows of $13.8 million, or 3%, in other interest bearing deposits. Demand deposits increased $3.2 million, or 2%, sequentially to 13.1% of total deposits as of June 30, 2012. All interest bearing deposits were impacted by the Bank’s reductions in deposit offering rates. The decrease in time deposits of $44.5 million, or 8%, was affected by the $24.4 million outflow of matured brokered deposits during the second quarter of 2012.

At June 30, 2012, stockholders’ equity of $100.3 million represented 6.93% of total assets. Stockholders’ equity increased $1.5 million, or 1%, on a linked quarter basis due primarily to net income (before preferred dividends) of $1.1 million. The regulatory capital ratios for the Bank at June 30, 2012 were in excess of required levels. The Bank’s Tier 1 leverage ratio and total risk-based capital ratio increased to 9.66% and 14.62%, respectively, at June 30, 2012 from 9.36% and 14.16%, respectively, at March 31, 2012.

About Southern Community Financial Corporation

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on our website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Forward-Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations, intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans or expectations contemplated by our Company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan losses, the rates of loan growth or shrinkage, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the Company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information:

James Hastings, Executive Vice President/CFO

(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Years Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
Income Statement	2012	2012	2011	2011	2011	2012	2011

Interest Income	$15,442	$15,845	$16,602	$17,287	$18,148	$31,287	$36,847
Interest Expense	4,772	4,927	5,111	5,335	5,578	9,699	11,446
Net Interest Income	10,670	10,918	11,491	11,952	12,570	21,588	25,401

Provision for Loan Losses	2,300	2,900	3,400	3,950	3,700	5,200	7,800

Net Interest Income (Loss) after Provision for Loan Losses	8,370	8,018	8,091	8,002	8,870	16,388	17,601

Non-Interest Income
Service charges and fees on deposit accounts	1,363	1,362	1,417	1,453	1,581	2,725	3,069
Income from mortgage banking activities	324	305	377	343	291	629	554
Investment brokerage and trust fees	356	230	276	224	320	586	508
SBIC income (loss) and management fees	300	670	(5)	(328)	123	970	245
Gain (Loss) on sale of investment securities	864	263	1,781	740	524	1,127	1,468
Gain (Loss) and net cash settlement on economic hedges	178	85	87	208	181	263	(424)
Other Income	513	517	470	560	514	1,030	1,017
Total Non-Interest Income	3,898	3,432	4,403	3,200	3,534	7,330	6,437

Non-Interest Expense
Salaries and employee benefits	4,647	4,686	4,512	4,482	4,568	9,333	9,314
Occupancy and equipment	1,662	1,640	1,696	1,828	1,860	3,302	3,644
Debit card expense	218	253	238	237	243	471	459
FDIC deposit insurance	771	751	847	891	932	1,522	2,065
Foreclosed asset related	1,023	798	1,786	531	636	1,821	1,515
Other	2,856	2,507	2,418	2,456	3,016	5,363	5,741
Total Non-Interest Expense	11,177	10,635	11,497	10,425	11,255	21,812	22,738

Income (Loss) Before Taxes	1,091	815	997	777	1,149	1,906	1,300
Provision for Income Taxes	-	-	-	-	-	-	-

Net Income (Loss)	$1,091	$815	$997	$777	$1,149	$1,906	$1,300

Effective dividend on preferred stock	645	645	638	639	638	1,290	1,277

Net Income (loss) available to common shareholders	$446	$170	$359	$138	$511	$616	$23

Net Income (Loss) per Common Share
Basic	$0.03	$0.01	$0.02	$0.01	$0.03	$0.04	$-
Diluted	$0.03	$0.01	$0.02	$0.01	$0.03	$0.04	$-

Balance Sheet	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2012	2012	2011	2011	2011

Assets
Cash and due from Banks	$25,144	$22,206	$23,356	$23,062	$18,590
Federal Funds Sold and Overnight Deposits	101,784	46,050	23,198	33,862	46,380
Investment Securities	312,953	402,837	406,701	404,340	357,428
Federal Home Loan Bank Stock	5,957	6,842	6,842	7,381	7,879

Loans Held for Sale	4,032	4,383	4,459	5,750	1,624

Loans	913,591	931,345	950,022	986,533	1,038,349
Allowance for Loan Losses	(22,954)	(24,181)	(24,165)	(26,409)	(27,511)
Net Loans	890,637	907,164	925,857	960,124	1,010,838

Bank Premises and Equipment	37,501	37,952	38,315	38,878	39,360
Foreclosed Assets	19,873	24,032	19,812	19,114	23,022
Other Assets	49,080	49,929	54,038	53,482	56,865

Total Assets	$1,446,961	$1,501,395	$1,502,578	$1,545,993	$1,561,986

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$148,048	$144,852	$135,434	$137,599	$127,485
Money market, savings and NOW	485,569	499,308	475,900	487,393	490,382
Time	493,084	537,598	571,838	604,188	630,021
Total Deposits	1,126,701	1,181,758	1,183,172	1,229,180	1,247,888

Borrowings	206,694	209,615	211,143	208,668	209,954
Accrued Expenses and Other Liabilities	13,227	11,143	10,628	9,857	9,404
Total Liabilities	1,346,622	1,402,516	1,404,943	1,447,705	1,467,246

Total Stockholders' Equity	100,339	98,879	97,635	98,288	94,740

Total Liabilities and Stockholders' Equity	$1,446,961	$1,501,395	$1,502,578	$1,545,993	$1,561,986

Tangible Book Value per Common Share	$3.44	$3.35	$3.29	$3.33	$3.12

	For the three months ended										Years Ended
	Jun 30,		Mar 31,		Dec 31,		Sep 30,		Jun 30,		Jun 30,		Jun 30,
	2012		2012		2011		2011		2011		2012		2011

Per Common Share Data:
Basic Earnings (loss) per Share	$0.03		$0.01		$0.02		$0.01		$0.03		$0.04		$-
Diluted Earnings (loss) per Share	$0.03		$0.01		$0.02		$0.01		$0.03		$0.04		$-
Tangible Book Value per Share	$3.44		$3.35		$3.29		$3.33		$3.12		$3.44		$3.12

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.30%		0.22%		0.26%		0.20%		0.29%		0.26%		0.16%
Return on Average Equity (annualized) ROE	4.44%		3.35%		4.02%		3.24%		5.00%		3.90%		2.85%
Return on Tangible Equity (annualized)	4.46%		3.36%		4.04%		3.26%		5.03%		3.91%		2.87%
Net Interest Margin	3.15%		3.17%		3.22%		3.29%		3.43%		3.16%		3.42%
Net Interest Spread	2.98%		3.01%		3.06%		3.14%		3.29%		2.99%		3.29%
Non-interest Income as a % of Revenue	26.76%		23.92%		27.70%		21.12%		21.94%		25.35%		20.22%
Non-interest Income as a % of Average Assets	1.07%		0.93%		1.15%		0.82%		0.90%		1.00%		0.81%
Non-interest Expense to Average Assets	3.06%		2.87%		3.00%		2.67%		2.85%		2.97%		2.85%
Efficiency Ratio	76.72%		74.11%		72.34%		68.80%		69.89%		75.43%		71.42%

Asset Quality:
Nonperforming Loans	$55,112		$57,903		$68,048		$72,457		$66,803		$55,112		$66,803
Nonperforming Assets	$74,985		$81,935		$87,860		$91,571		$89,825		$74,985		$89,825
Nonperforming Loans to Total Loans	6.01%		6.19%		7.13%		7.30%		6.42%		6.01%		6.42%
Nonperforming Assets to Total Assets	5.18%		5.46%		5.85%		5.92%		5.75%		5.18%		5.75%
Allowance for Loan Losses to Period-end Loans	2.50%		2.58%		2.53%		2.66%		2.65%		2.50%		2.65%
Allowance for Loan Losses to Nonperforming Loans (X)	0.42	X	0.42	X	0.36	X	0.36	X	0.41	X	0.42	X	0.41	X
Net Charge-offs to Average Loans (annualized)	1.52%		1.22%		2.29%		1.98%		1.46%		1.37%		1.83%

Capital Ratios:
Equity to Total Assets	6.93%		6.59%		6.50%		6.36%		6.07%		6.93%		6.07%
Tangible Common Equity to Total Tangible Assets (1)	4.00%		3.76%		3.68%		3.62%		3.36%		4.00%		3.36%

Average Balances:
Year to Date
Interest Earning Assets	$1,374,163		$1,386,174		$1,462,016		$1,477,405		$1,495,592
Total Assets	1,479,376		1,491,166		1,570,773		1,587,849		1,606,580
Total Loans	939,564		947,319		1,039,531		1,061,036		1,085,468
Equity	98,325		97,902		94,455		93,122		92,084
Interest Bearing Liabilities	1,229,044		1,246,536		1,333,836		1,354,558		1,377,769

Quarterly
Interest Earning Assets	$1,362,152		$1,386,174		$1,416,350		$1,441,624		$1,470,795
Total Assets	1,467,586		1,491,166		1,520,101		1,550,998		1,582,455
Total Loans	931,809		947,319		975,717		1,012,969		1,059,527
Equity	98,748		97,902		98,411		95,164		92,209
Interest Bearing Liabilities	1,211,552		1,246,536		1,272,345		1,308,892		1,347,893

Weighted Average Number of Shares Outstanding
Basic	16,858,572		16,841,111		16,827,684		16,830,099		16,835,724		16,849,841		16,829,898
Diluted	16,934,115		16,907,425		16,891,910		16,896,214		16,906,810		16,921,561		16,897,702
Period end outstanding shares	16,854,775		16,859,825		16,827,075		16,828,575		16,831,375		16,854,775		16,831,375

(1) - Tangible Common Equity to Total Tangible Assets is period-ending common equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.